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                                    Exhibit 4


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                                     [LOGO]

                             DURBAN ROODEPOORT DEEP

                                  NEW RELEASE


FOR IMMEDIATE RELEASE

POTENTIAL TO SOFTEN THE BLOW OF  JOB CUTS


            TALKS ON NWO OUTSOURCING "CONSTRUCTIVE, BUT WILL NOT STOP
                         2 700 RETRENCHMENTS," SAYS DRD


Durban Roodepoort Deep, Limited ("DRD" Ticker Symbol; JSE: DUR; NASDAQ: DROOY) has said that its discussions with the National Union of Mineworkers (NUM) today (1.10.03) on possible outsourcing of shafts at its troubled North West Operations (NWO) were "constructive" but would not stop the retrenchment of some 2 700 employees.

Divisional Director of DRD's South African Operations Deon van der Mescht said today:

"We have signaled our willingness to accommodate a two-month due diligence process of the targeted business units in order for the parties to make an informed decision as to whether or not the placement of ex-employees, affected by retrenchment, through some form of special purpose vehicle or vehicles will be financially viable.

"We also lent our support to the notion that a condition of any potential future agreements reached with suitably qualified, independent operators be that preference is given to retrenched employees when they meet their labour requirements. This, we believe, could significantly soften the blow of the job cuts we now have to make."

Critically, terminations were going ahead but not in an effort to reduce wages or other conditions of employment for remaining employees, van der Mescht said.

"In the past month, while the review process was in progress, we continued to bleed financially. Also, the further strengthening of the Rand against the US Dollar in the past day or two means we are very much in a `moving target' situation regarding rescue plans for the balance of the North West Operations.

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"Our offer of voluntary retrenchment has been taken up by 155 employees and another 129 have been retired, by agreement with the NUM. Compulsory retrenchment notices are being served on some 2 700 employees today."

Van der Mescht said the company was `painfully aware" of the impact retrenchment would have not only on the affected employees and their families, but on the broader community.

"While we remain committed to the discussion process on outsourcing, we will press on with the roll out of our social plan, with its focus on finding alternative employment for affected workers; on psychological, career and financial counseling; and re-training in alternative skills."

The company had provided R2 million to fund the social plan, he said.





SOUTH AFRICA

Ilja Graulich, Durban Roodepoort Deep, Limited
+27 11 381 7826 (office)
+27 83 604 0820 (mobile)

James Duncan, Russell & Associates
+27 11 880 3924 (office)
+27 82 892 8052 (mobile)

AUSTRALASIA

Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

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Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term "resources" (which includes "measured", "indicated", and "inferred") in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at HTTP://WWW.SEC.GOV/EDGAR.SHTML